Exhibit 99.1

FOR IMMEDIATE RELEASE

December 3, 2015

WashingtonFirst Bankshares, Inc.

Announces Pricing of Public Offering of 1,440,000 Shares of Common Stock

RESTON, VA – WashingtonFirst Bankshares, Inc. (NASDAQ: WFBI) (the “Company”) today announced the pricing of an underwritten public offering of 1,440,000 shares of its voting common stock at a price of $20.00 per share to the public. The Company has granted the underwriters a 30-day option to purchase up to an additional 216,000 shares of common stock. All of the shares are being offered for sale by the Company. The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses payable by the Company, are expected to be approximately $27.0 million (or approximately $31.1 million if the underwriters exercise their option to purchase additional shares in full). Subject to customary closing conditions, the public offering is expected to close on December 8, 2015.

The Company intends to use the net proceeds from this offering for general corporate purposes, which may include funding organic loan growth and longer-term strategic opportunities that may arise in the future and investments in the Company’s wholly-owned banking subsidiary, WashingtonFirst Bank, as regulatory capital.

Keefe, Bruyette & Woods, Inc., A Stifel Company, is serving as sole book-running manager and Raymond James & Associates, Inc. is serving as co-manager for the offering.

The offering is being made under the Company’s shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2015 and declared effective on March 11, 2015.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, sale or solicitation of an offer or sale of these securities in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The offering may only be made by means of a prospectus and a related prospectus supplement, copies of which may be obtained by contacting Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559, or Raymond James & Associates, Inc., Attention: Equity Capital Markets, 222 S. Riverside Plaza, 7th Floor, Chicago, IL 60606, telephone (800) 800-4693. Copies of the prospectus and related prospectus supplement may also be obtained from the SEC’s website at www.sec.gov.

About The Company

WashingtonFirst Bankshares, Inc., headquartered in Reston, Virginia, is the holding company for WashingtonFirst Bank, which operates 17 full-service banking offices throughout the Washington, DC, metropolitan area. In addition, the Company provides wealth management services through its subsidiary, 1st Portfolio Wealth Advisors, and mortgage banking services through the Bank’s subsidiary, 1st Portfolio Lending Corporation. The Company’s common stock is traded on the NASDAQ Stock Market under the quotation symbol “WFBI” and is included in the ABA NASDAQ Community Bank Index.

Cautionary Statements About Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the intentions and expectations of the Company as to the future use of the net proceeds from the offering. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other documents we file with the SEC from time to time. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon the beliefs of the management of the Company as to the expected outcome of future events, current and anticipated economic conditions, nationally and in the Company’s market, and their impact on the operations, assets and earnings of the Company, interest rates and interest rate policy, competitive factors, judgments about the ability of the Company to successfully integrate its operations following significant transactions including, but not limited to, mergers and acquisitions, the ability to avoid customer dislocation during the period leading up to and following such transactions, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Readers are cautioned against placing undue reliance on such forward-looking statements. The Company assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

WashingtonFirst Bankshares, Inc.

Matthew R. Johnson, 703-840-2410

Executive Vice President & Chief Financial Officer

MJohnson@WFBI.com

www.WFBI.com